As filed with the Securities and Exchange Commission on October 31, 2019

Registration No. 333-215550

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-215550

UNDER

THE SECURITIES ACT OF 1933

King Merger Sub II LLC

(successor in interest to C&J Energy Services, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	81-4808566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3990 Rogerdale Rd.
Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

2017 C&J Energy Services, Inc. Management Incentive Plan

(Full title of the plan)

Kevin McDonald

Executive Vice President,

Chief Administrative Officer & General Counsel

1800 Post Oak Boulevard, Suite 450

Houston, TX 77056

(Name and address of agent for service)

(713) 325-6000

(Telephone number, including area code, of Agent for Service)

Copies to:

Matthew R. Pacey, P.C.

Adam D. Larson, P.C.

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed by King Merger Sub II LLC (successor in interest to C&J Energy Services, Inc.) (“Registrant”) to deregister all unsold shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) under the Registration Statement on Form S-8 (File No. 333-215550), filed on January 13, 2017, registering 8,046,021 shares of Common Stock under the 2017 C&J Energy Services, Inc. Management Incentive Plan (the “Registration Statement”).

On June 16, 2019, C&J Energy Services, Inc. (“C&J”) entered into an Agreement and Plan of Merger with Keane Group, Inc. (“Keane”) and King Merger Sub Corp. (“Merger Sub”), pursuant to which, on October 31, 2019, Merger Sub merged with and into C&J (the “Merger”), with the C&J surviving the merger as a wholly owned subsidiary of Keane, and immediately thereafter, as part of the same transaction, C&J merged with and into King Merger Sub II LLC, a wholly owned subsidiary of Keane (“LLC Merger Sub”), with LLC Merger Sub continuing as the surviving entity. The Merger was approved by the stockholders of each of C&J and Keane on October 22, 2019 at the C&J special meeting and the Keane special meeting, respectively. Following completion of the Merger, Keane was renamed NexTier Oilfield Solutions Inc. and will be headquartered in Houston, Texas. The combined company trades on the New York Stock Exchange under the ticker symbol “NEX.”

As a result of the Merger and transactions related thereto, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement, and, in accordance with an undertaking made by the Registrant in Item 9 of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities registered but which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on October 31, 2019.

KING MERGER SUB II LLC (successor in interest to C&J Energy Services, Inc.)

By: NexTier Oilfield Solutions Inc., its managing member

By:	/s/ Robert W. Drummond
Name:	Robert W. Drummond
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.